Exhibit 99.1

Motos America, Inc. Acquires Nashville Motorcycle Dealership

(March 17, 2022 - Salt Lake City, Utah) Motos America Inc. (WECT – OTC) is pleased to announce the acquisition of the only BMW motorcycle dealership located in Nashville, Tennessee.

Effective March 14, 2022 the Company consummated the purchase of the assets of Bloodworth Motorsports, Inc, a Tennessee corporation from the Bloodworth family. These assets constitute the BMW and Ducati Motorcycle dealership located in Nashville, TN, together with all licenses, parts, inventory, furniture & fixtures, etc. necessary to continue operations from this location.

No real estate was included in this transaction; however, the Company has entered into a lease agreement whereby it will continue to operate from the existing facility located at 288 White Bridge Pike, Nashville, TN 37209.

The Company has previously received permission from both BMW North America and Ducati North America to operate Motorcycle Franchises at this location, and has recently qualified as a motor vehicle dealer in the State of Tennessee. Operations at this location will begin immediately under the new management team.

The Company has formed a wholly owned subsidiary, Motos America Nashville, Inc. under the laws of the State of Tennessee for the purpose of holding these assets, and operating this motorcycle dealership. As such, the operations of the Nashville dealership will be consolidated into the books and records of the Company. The Company will operate the dealership under the DBA “Motos America Nashville”.

According to Vance Harrison, Chief Executive Officer of the Company, the Nashville BMW and Ducati dealership created approximately $4.0 million in gross sales in the calendar year of 2021. Harrison believes that the Company will be able to make approximately $5.5 million in gross sales during the coming year from that same location, and that the Nashville dealership should generate approximately 6% of such sales in EBITDA to Motos America Inc., its parent company, and by year 3 of operation, the enterprise should yield close to $9.0 million in sales with an 8% return on sales.

About Motos America Inc.

In November, 2021 the Company changed its name from “Weconnect Tech International, Inc.” to “Motos America Inc.” Concurrent with the name change, the Company adopted a new business model. The Company intends to buy and operate powersports dealerships, with a primary interest on European luxury motorcycle brands, including BMW Motorcycles, Triumph Motorcycles and Ducati Motorcycles. In the view of the Company, this industry is ripe for consolidation, similar to what has occurred in the automotive dealership niche. The Company believes that consolidation in this niche will bring about the same advantages of scale associated with auto-dealer consolidations, namely better operating results flowing from professional management, branding and marketing opportunities, and volume purchasing.

Since November 2021, the Company has raised approximately $2.7 million from private investors in the form of equity and convertible debt. The Company anticipates raising an additional $40 Million to accomplish the Company’s short-term-objective of owning 45 dealerships within 3 years.

In February 2022, Kris Odwarka became the President of the Company. Mr. Vance Harrison, who he replaced in this office, continued with the Company as its Chief Executive Officer, and as a member of the Board of Directors. Mr. Odwarka brings a wealth of experience in the Powersports industry to the Company. Over a 29-year span he has worked in various roles with European motorcycle and automotive manufacturers, including serving as the Vice President for North America of BMW Motorrad, and as the President of Husqvarna USA.

For more information please contact:

Motos America Inc.

Cal Jones, Investor Relations

510 So. 200 West #110

Salt Lake City, UT 84101

cal@motosamerica.com

https://motosamerica.com

(801) 386-3700

(801) 403-8609 - Cell

This Press Release contains forward-looking statements within the meaning Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses.  Such forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language.  Our actual results may differ significantly from those projected in the forward-looking statements.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.

#END